Exhibit 99.1

AZZ Inc. Appoints Paul Eisman to the
Board of Directors

Contact:	Paul Fehlman, Senior Vice President – Finance and CFO AZZ Inc. 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700 Joe Dorame or Robert Blum Internet: www.lythampartners.com

January 20, 2016 – FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services, today announced the appointment of Mr. Paul Eisman, age 60, to serve as a new member of AZZ’s Board of Directors. Mr. Eisman will hold office until he stands for re-election at AZZ’s next Annual Shareholders meeting in 2016.

Mr. Eisman has more than 30 years of refining experience and expertise providing leadership in the refining production and retail business operations. He has served as President and Chief Executive Officer of Alon USA Energy, Inc. since March 2010, a Director of Alon Refining Krotz Springs, Inc. since May 2010, and the President, Chief Executive Officer and Director of Alon USA Partners, LP since August 2012 (“Alon”). Prior to joining Alon, Mr. Eisman served as Executive Vice President of Refining and Marketing Operations with Frontier Oil Corporation from 2006 to 2010. From 2003 to 2006, he served as Vice President of KBC Advanced Technologies, a leading consulting firm to the international refining industry. Mr. Eisman also served as Senior Vice President, Planning for Valero Energy Corporation from 2001 to 2002. Mr. Eisman has also served in various executive leadership roles at Diamond Shamrock Corporation from 1979 to 2001. Mr. Eisman is a graduate of the Harvard Advanced Management Program and earned a Bachelor’s degree in chemical engineering from Texas Tech University.

Mr. Kevern Joyce, Chairman of AZZ’s Board of Directors, said, “We are pleased Paul Eisman has agreed to join AZZ’s Board of Directors. Paul has built a distinguished career with more than 30 years of refining experience and expertise providing leadership in the refining production and retail business operations. He will assist the Board in analyzing various corporate investment decisions across multiple industries and market sectors and will add an additional layer of financial analytics to the Board’s deliberations. His experience will be an asset to the board and give us depth in an area where we have considerable business interest."

Mr. Joyce further noted, “Over the past year we have implemented several Board succession initiatives, and the addition of Paul Eisman is yet another step in our strategic Board refreshing process, which we expect to continue over the next few years.”

Exhibit 99.1

About AZZ Inc.

AZZ Inc. is a global provider of galvanizing services, welding solutions, specialty electrical equipment and highly engineered services to the markets of power generation, transmission, distribution and industrial in protecting metal and electrical systems used to build and enhance the world’s infrastructure. AZZ Galvanizing is a leading provider of metal finishing solutions for corrosion protection, including hot dip galvanizing to the North American steel fabrication industry. AZZ Energy is dedicated to delivering safe and reliable transmission of power from generation sources to end customers, and automated weld overlay solutions for corrosion and erosion mitigation to critical infrastructure in the energy markets worldwide.